Exhibit 10.1

AMENDMENT TO THE

AMENDED AND RESTATED 2001 MOODY’S CORPORATION

KEY EMPLOYEES’ STOCK INCENTIVE PLAN

(as amended, December 18, 2017)

WHEREAS, Moody’s Corporation, a Delaware corporation (the “Company”) maintains the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan, as amended December 18, 2017 (as amended, the “Plan”); and

WHEREAS, the Company has determined the Plan should be amended to mandate a vesting period of at least one year for all equity awards issued under the Plan on or after April 15, 2019, subject to certain limited exceptions.

NOW, THEREFORE, the Plan is hereby amended effective as of April 15, 2019 as follows:

1.    Section 6 is hereby amended and restated to read as follows:

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date. No portion of any Award granted on or after April 17, 2019 shall vest, in whole or in part, prior to the first anniversary of the date of grant of the Award; provided, that up to 5% of the shares authorized for issuance pursuant to Section 3 may, if so determined by the Committee, vest prior to the first anniversary of the date of grant of the Award.

2.    Section 7(g) is hereby amended and restated to read as follows:

(g)    Effect of Other Termination of Employment. Upon a Termination of Employment for any reason (other than death, Disability or Retirement after the first anniversary of the date of grant of an Option as described above), an unexercised Option may thereafter be exercised during the period ending 30 days after the date of such Termination of Employment, but only to the extent to which such Option was exercisable at the time of such Termination of Employment. Notwithstanding the foregoing and subject to Section 6, the Committee may, in its sole discretion, either by prior written agreement with the Participant or upon the occurrence of a Termination of Employment, accelerate the vesting of unvested Options held by a Participant if such Participant’s Termination of Employment is without “cause” (as such term is defined by the Committee in its sole discretion) by the Company.

3.    Section 9(a) is hereby amended and restated to read as follows:

(a)    Generally. The Committee, in its sole discretion, may grant Awards of unrestricted Shares, Restricted Stock, Restricted Stock Units and other Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (collectively, “Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made; the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof). Notwithstanding anything herein to the contrary, the grant, issuance, retention, vesting and/or settlement of Shares under any Other Stock-Based Award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than twelve months, and the grant, issuance, retention, vesting and/or settlement of Shares under any Other Stock-Based Award that is based solely upon continued employment and/or the passage of time may not vest or be settled in full prior to the thirty-sixth month following its date of grant, but may, subject to Section 6 hereof, be subject to pro-rata vesting over such period. Further, subject to Section 6 hereof, the Committee may provide for the satisfaction and/or lapse of all conditions under any such Other Stock-Based Award in the event of the Participant’s death, Disability or Retirement or in connection with a Change in Control, and the Committee may provide that any such restriction or limitation will not apply in the case of an Other Stock-Based Award that is issued in payment or settlement of compensation that has been earned by the Participant.

4.    Section 9(c)(iv) is hereby amended and restated to read as follows:

(iv)    Effect of Termination of Employment or Death. Upon a Termination of Employment by reason of death, Disability or Retirement, in each case after the first anniversary of the date of the Award of Restricted Stock or Restricted Stock Units, the Restricted Stock or Restricted Stock Units shall immediately vest in full and all restrictions on such Awards shall terminate. Upon a Termination of Employment for any reason other than death, Disability or Retirement after the first anniversary of the date of the Award of Restricted Stock or Restricted Stock Units, a Participant’s unvested Restricted Stock and Restricted Stock Units shall be forfeited. Notwithstanding the foregoing, subject to Section 6 and Section 9(a), the Committee may, in its sole discretion, either by prior written agreement with the Participant or upon the occurrence of a Termination of Employment, accelerate the vesting of unvested Restricted Stock or Restricted Stock Units held by the Participant if such Participant’s Termination of Employment is without “cause” (as such term is defined by the Committee in its sole discretion) by the Company.

5.    Section 9(d)(iii) is hereby amended and restated to read as follows:

(iii)    Effect of Termination of Employment. Subject to Section 6, upon a Termination of Employment by reason of death, Disability or Retirement, a Participant shall have such rights in his or her Performance Shares, if any, as may be prescribed by the Award agreement. Upon a Termination of Employment for any reason other than death, Disability or Retirement prior to the end of any applicable performance period, a Participant’s Performance Shares shall be forfeited, unless, subject to Section 6 and Section 9(a), the Committee, in its sole discretion, shall determine otherwise.